Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of                          , 2004, by and between Capital Lodging Operating Partnership, L.P. (the “Company”) and John D. Bailey (“Executive”).

WHEREAS, Capital Lodging General Partner, LLC (the “LLC”) is the Company’s general partner and Capital Lodging, a Maryland real estate investment trust, (the “Trust”) owns 99.9% of the membership interests of the LLC and              limited partnership units in the Company;

WHEREAS, the parties desire to enter into an agreement to reflect Executive’s executive capacities in the Trust’s business and to provide for Executive’s new employment by the Company, upon the terms and conditions set forth herein; and

WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the benefits provided to Executive under this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1. Employment Term. This Agreement shall be effective as of the date the Underwriting Agreement (as defined below) is executed and the common shares of beneficial interest, $0.001 par value per share, of the Trust (the “Shares”) are priced for the initial public offering of the Trust (the “Effective Date”) and shall continue until December 31, 2007 (the “Initial Term”), and shall be automatically extended for an additional one (1) year period on December 1, 2005 and on each December 1 thereafter, including each December 1 that occurs within the Initial Term (the last day of each such term is referred to herein as a “Term Date”), unless either party terminates this Agreement not later than thirty (30) days prior to the Term Date by providing written notice to the other party of such party’s intent not to renew, or it is sooner terminated pursuant to Section 2 or 3 below. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” For purposes of this Agreement, the “Underwriting Agreement” shall mean the agreement between the Trust and the underwriter or underwriters managing the initial public offering of the Shares.

1.2. Duties and Responsibilities. During the Employment Term, Executive shall serve as the Chief Financial Officer of the Trust and shall be employed as an employee at the Company. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the position of Chief Financial Officer and such other duties and responsibilities as the Chief Executive Officer shall reasonably assign to Executive. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Chief Executive Officer. The Executive shall report directly to the Chief Executive Officer.

1.3. Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board of Trustees of the Trust (the “Board”), is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company and the Trust.

1.4. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), commencing on the Effective Date, at the annual rate of $225,000, payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board (or a committee of the Board) taking into consideration the Trust’s peer group of real estate investment trusts and the Trust’s gross sales and enterprise value; provided, however, that commencing on January 1, 2005, and on each January 1 thereafter during the Employment Term, the Base Salary shall be increased by no less than 5% of the Base Salary in effect on (i) for purposes of January 1, 2005, the Effective Date, and (ii) for purposes of January 1, 2006 and each January 1 thereafter, the January 1 of the immediately prior year. The amount of increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Employment Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 1.4.

1.5. Annual Incentive Award. Executive shall be entitled to receive an annual cash incentive bonus for each fiscal year during the Employment Term consistent with a bonus policy adopted by the Board (or the compensation committee of the Board) (the “Bonus Policy”). If the Executive, the Company or the Trust, as the case may be, satisfies the performance criteria contained in such Bonus Policy for a fiscal year, Executive shall receive an annual incentive bonus determined by multiplying Executive’s Base Salary for the year by the minimum percentages determined under the following schedule:

Satisfaction of Performance Criteria	Percentage of Base Pay
Threshold	20%
Target	40%
Superior	60%
Out Performance	75%

If the Executive, the Company or the Trust, as the case may be, fails to satisfy the performance criteria contained in such Bonus Policy for a fiscal year, the Board (or the compensation committee of the Board) may determine whether any incentive bonus shall be payable to Executive for that year. In establishing its Bonus Policy, the Board (or the compensation committee of the Board) shall take into consideration a combination of the Executive’s performance (approximately 50%) and that of the Company or the Trust (approximately 50%). The performance hurdles for a particular year shall be established no later than January 15 of the applicable calendar year. In establishing the performance hurdles, the Board (or the compensation committee of the Board) will take into account dilution resulting from acquisitions and Share offerings, plus any changes made to the accounting rules and the standards in which they arise. For the initial year of the Bonus Policy, the Board (or the compensation committee of the Board) shall consider the following performance hurdles:

Measure	Threshold	Target	Superior	Outperformance
Achievement of EBITDA Goals (Percentages)	80%	100%	110%	120%

Achievement of Acquisitions Growth (Percentages)	TBD	TBD	TBD	TBD

In determining Executive’s bonus, these performance hurdles will be weighted as follows: 60% based on the “EBITDA Goals” actually achieved and 40% based on the “Acquisitions Growth” actually achieved.

For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 1.5.

1.6. Retirement, Welfare and Other Benefit Plans and Programs.

(a) During the Employment Term, Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plan. During the Employment Term, Executive shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies. Nothing in this Agreement shall prevent the Company or the Trust from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company or the Trust deems appropriate.

(b) Executive shall be entitled to participate in any nonqualified deferred compensation plan maintained by the Company for the benefit of its senior level executives.

(c) Executive shall be reimbursed for up to $10,000 per year for tax preparation and financial consulting fees.

1.7. Reimbursement of Expenses. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group.

1.8. Incentive Compensation.

(a) Initial Share Awards. As of the Effective Date, the Trust shall grant to the Executive a restricted Share award that has a value of $275,000, with such value to be determined based on the price set for the Shares for the initial public offering of the Trust, (the “IPO Share Award”). The IPO Share Award shall be granted under the Trust’s 2004 Equity Compensation Plan (the “Equity Plan”) and the Shares subject to the IPO Share Award shall vest with respect to 18% of the Shares on December 31, 2004 and the remaining 82% of the Shares shall vest on December 31, 2005. The other terms and conditions of the IPO Share Award shall be as set forth in the Trust’s standard Share award agreement for such awards under the Equity Plan.

(b) Annual Share Awards. During the Employment Term, Executive shall be entitled to the following annual grants of Share awards:

(i) Except as provided in subsection (b)(iii) below, the Trust shall make an annual grant to the Executive of a restricted Share award under the Equity Plan, or such other plan maintained by the Trust that permits the granting of Share awards, equal to no less than (A) for the 2006 calendar year, 120% of the number of Shares granted pursuant to the IPO Share Award (the “2006 Time-Based Share Award”), (B) for the 2007 calendar year, 120% of the number of Shares granted pursuant to the 2006 Time-Based Share Award (the “2007 Time-Based Share Award”) and (C) for the 2008 calendar year and each calendar year thereafter during the Employment Term, 120% of the 2007 Time-Based Share Award. Such annual Share award grants shall be made no later than January 15 of the calendar year in which the award is intended to meet the requirements of this subsection (b)(i). The annual Share awards granted pursuant to this subsection (b)(i) shall fully vest on December 31 of the calendar year in which the award was granted, and shall be subject to the other terms and conditions set forth in the Trust’s standard Share award agreement for such awards under the Equity Plan or such other plan.

(ii) Except as provided in subsection (b)(iii) below, the Trust shall make an annual grant to the Executive of a restricted Share award under the Equity Plan, or such other plan maintained by the Trust that permits the granting of Share awards, equal to no less than: (i) for the 2005 calendar year, the Share award shall have a value of $150,000 on the date of grant, with such value to be based on the fair market value of the Shares on the date of grant, (the “2005 Performance Share Award”), (ii) for the 2006 calendar year, 120% of the number of Shares granted pursuant to the 2005 Performance Share Award (the “2006 Performance Share Award”), (C) for the 2007 calendar year, 120% of the number of Shares granted pursuant to the 2006 Share Award (the “2007 Performance Share Award”), and (D) for the 2008 calendar year and each calendar year thereafter during the Employment Term, 120% of the number of Shares granted pursuant to the 2007 Performance Share Award. Such annual grants shall be made no later than January 15 of the calendar year in which the award is intended to meet the requirements of this subsection (b)(ii). The annual restricted Share award granted pursuant to this subsection (b)(ii) shall vest on December 31 of the calendar year of the date of grant, but only to the extent the performance criteria established, in writing, by the Board (or the compensation committee of the Board) at the time of the date of grant of such award is achieved, and shall be subject to the other terms and conditions set forth in the Trust’s standard Share award agreement for such awards under the Equity Plan or such other plan.

(iii) Notwithstanding anything in this Agreement to the contrary, the Trust shall have the discretion, but not the obligation, and shall not be required to, grant the annual Share awards described in this Section 1.8(b) during any calendar year; provided, however, that if the Trust fails to grant such Share awards, the Trust shall notify the Executive such Share award shall not be made for the calendar year.

(c) Options. As of the Effective Date, the Trust shall grant to Executive an option to purchase 50,000 Shares under the Trust’s 2004 Option Plan (the “Option Plan”). To the maximum extent permitted by section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) such option shall be an “incentive stock option” (within the meaning of section 422 of the Code) and to the extent any portion of the option cannot qualify as an incentive stock option on the date of grant, the excess Shares shall be granted pursuant to a nonqualified stock option. The portion of the option that is an incentive stock option shall become exercisable ratably over a three-year period from the date of grant and the portion of the option that is a nonqualified stock option shall become fully exercisable on the third anniversary of the date of grant. The option grant described in this subsection (c) shall have an exercise price per share equal to the price set for the Shares for the initial public offering of the Trust and shall be subject to the other terms and conditions set forth in the Trust’s standard incentive stock option and nonqualified stock option agreement for such awards under the Option Plan or such other plan.

(d) Other Equity Awards. In addition to the Share awards and option grants described in this Section 1.8, the Executive shall be entitled to receive other equity or cash awards under the Equity Plan, the Option Plan and any subsequently implemented equity compensation plan or short-term or long-term incentive compensation plan established by the Trust or the Company, as determined by the Trust or the Company.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1. Termination Without Cause; Resignation for Good Reason.

(a) The Company may remove Executive at any time without Cause (as defined in Section 2.8) from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) with not less than thirty (30) days’ prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and the Trust and Executive shall be allowed to seek other employment. In addition, Executive may initiate termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 2.8). Executive shall give the Company not less than thirty (30) days’ prior written notice of such resignation. This provision shall not apply if Executive’s employment is terminated by the Company on account of the Executive’s death or Disability.

(b) Upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company and the Trust.

(c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written release upon such removal or resignation, substantially in the form attached hereto as Exhibit A (the “Release”), of any and all claims against the Company and the Trust and all related parties with respect to all matters arising out of Executive’s employment by the Company and the Trust, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company and the Trust under which Executive has accrued a benefit), Executive shall be entitled to receive, in lieu of the payment described in Section 2.1(b), the following:

(i) Executive shall receive a lump sum cash payment equal to the sum of (x) two (2) times Executive’s Base Salary at the rate in effect immediately before Executive’s Date of Termination (as defined in Section 2.8), and (y) two (2) times Executive’s Incentive Pay (as defined in Section 2.8). Such payment shall be made within fifteen (15) days after Executive’s Date of Termination or the end of the revocation period for the Release, if later.

(ii) For a period of twenty-four (24) months following the Executive’s Date of Termination, Executive shall continue to receive the medical, prescription drug, dental, disability, and life insurance coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rate as may be charged from time to time for employees of the Company generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). To the extent applicable, the COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing twenty-four (24) month benefit period.

(iii) Executive shall receive as of his Date of Termination a restricted Share award grant equal to the total number of restricted Shares that Executive would have received pursuant to Sections 1.8(b)(i) and (ii) of the Agreement as if he continued in employment for the period between his Date of Termination and the remaining period of the Employment Term. The total number of Shares Executive shall receive shall be equal to the minimum number of restricted Shares described in such Sections for such period. Such Shares shall be fully vested on the date of grant and shall be subject to such other terms and conditions set forth in the Trust’s standard Share award agreement for such awards under the Equity Plan or such other plan. Notwithstanding the foregoing, in the event that the Trust is a privately-held entity as of the date of the Executive’s Date of Termination or if there is a limitation on the Executive’s ability to liquidate the Shares as of the date of the Executive’s Date of Termination (other than a limitation imposed by applicable securities laws), in lieu of the restricted Share award described in this subsection (iii), the Executive may require, in his sole discretion, that the Company pay to Executive a lump sum cash amount equal to the fair market value, determined as the Executive’s Date of Termination, of the Shares that Executive would have otherwise been granted pursuant to this subsection (iii). Such payment shall be made within fifteen (15) days after Executive’s Date of Termination or the end of the revocation period for the Release, if later.

(iv) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding stock options, restricted Shares and other equity rights held by Executive as of Executive’s Date of Termination shall become fully vested and/or exercisable, as applicable, as of the Executive’s Date of Termination. All outstanding stock options and other equity rights that have an exercise period shall remain exercisable until the end of their applicable original term.

(v) Lump sum payment equal to twenty percent (20%) of the Executive’s Base Salary in order to cover the cost of outplacement assistance services for Executive.

(vi) Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company and the Trust.

All amounts paid to Executive pursuant to this subsection (c) shall be less applicable tax withholding.

2.2. Voluntary Termination. Executive may voluntarily terminate his employment for any reason upon thirty (30) days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, Executive shall be entitled to (a) a lump sum payment equal to the pro rated Incentive Pay for the fiscal year of his Date of Termination and (b) any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company and Trust. Notwithstanding the immediately preceding sentence, Executive shall only be entitled to receive his pro rated Incentive Pay if he executes and does not revoke a Release. The payment of the pro rated Incentive Pay shall be made within fifteen (15) days after the date on which the performance goals for the fiscal period are determined or the end of the revocation period for the Release, if later. For purposes of this Section 2.2, the pro rated Incentive Pay shall be determined by multiplying Executive’s Incentive Pay by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365. All amounts paid to Executive pursuant to this Section 2.2 shall be less applicable tax withholding.

2.3. Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of his employment for a period of six (6) consecutive months in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the severance benefits described in Section 2.1(c); provided, however, that Executive shall only be entitled to such severance benefits if Executive executes a Release of any and all claims against the Company and the Trust and all related parties with respect to all matters arising out of Executive’s employment by the Company and the Trust, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company and the Trust under which Executive has accrued a benefit). Notwithstanding the immediately preceding sentence, Executive shall not be required to execute a Release if, as a result of Executive’s Disability, Executive does not have the capacity to enter into a valid Release. In such a circumstance, Executive shall receive the severance benefits described in Section 2.1(c), irrespective of whether Executive executes the Release. Except as otherwise provided in this Section 2.3, if Executive does not execute the Release, Executive shall only be entitled to receive those benefits under the Company’s then current long-term disability plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive. All amounts paid pursuant to this Section 2.3 shall be less applicable tax withholding.

2.4. Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, the amounts described in Section 2.1(c). Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive. All amounts paid pursuant to this Section 2.4 shall be less applicable tax withholding.

2.5. Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company and the Trust.

2.6. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the Date of Termination in accordance with the requirements of this Agreement.

2.7. Removal from Liquor Licensing Boards and Licenses. If Executive has a termination of employment for any reason, effective no later than the Executive’s Date of Termination, the Company and/or the Trust shall take all action necessary to remove Executive from any liquor licensing or related boards for which Executive is a member on behalf of the Company and the Trust and Executive shall cease to have any responsibilities or duties with respect to such licensing or related boards on behalf of the Company and the Trust. In addition, effective no later than the Executive’s Date of Termination, the Company and Trust shall take all actions necessary to remove Executive from all liquor licenses and permits and related licenses and permits for which Executive is party as a result of his position with the Company and the Trust.

2.8. Definitions.

(a) “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i) Executive shall have been convicted of, or pleaded guilty or no contest to, a felony;

(ii) Executive intentionally and continually fails substantially to perform his reasonably assigned material duties to the Company or the Trust, which failure has been materially and demonstrably detrimental to the Company or the Trust and has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company or the Trust, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

(iii) Executive engages in willful misconduct in the performance of his duties; or

(iv) Executive breaches any non-competition, non-disclosure or non-solicitation agreement in effect with the Company or the Trust.

(b) “Date of Termination” shall mean the date that the termination of Executive’s employment with the Company and the Trust is effective on account of Executive’s death, Executive’s Disability, termination by the Company and the Trust for Cause or without Cause or by Executive for Good Reason or without Good Reason, as the case may be. The Employment Term shall end on the Date of Termination.

(c) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company or the Trust promptly after receipt of notice thereof given by Executive:

(i) a reduction in Executive’s Base Salary;

(ii) a demotion of Executive;

(iii) a material reduction of Executive’s duties hereunder;

(iv) the non-renewal of the Agreement by the Company in accordance with Section 1.1;

(v) requiring Executive to be based at a location other than in the Dallas, Texas metropolitan area;

(vi) the failure of the Trust to grant Executive the minimum number of restricted Shares described in Sections 1.8(b)(i) or (ii) of this Agreement in any calendar year;

(vii) Executive incurs a Disability; or

(viii) any material breach of this Agreement by the Company or the Trust.

(d) “Incentive Pay” shall mean, except as otherwise provided below, (i) for any period prior to January 1, 2007, the Executive’s maximum Incentive Bonus for which Executive was eligible during the period that includes the Date of Termination or (ii) for any period after December 31, 2006, the average bonus or incentive payment paid to Executive during any of the two (2) full calendar years prior to his Date of Termination. For purposes of Section 2.2 only, “Incentive Pay” shall mean the amount that would be payable to Executive for the fiscal year of his Date of Termination based on actual performance under the Bonus Policy. For purposes of this definition, “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company for the benefit of Executive to any qualified or nonqualified deferred compensation plan, or any amounts designated by the parties as amounts other than Incentive Pay.

3. Change in Control.

3.1. Effect of Change in Control. If a Change in Control occurs and Executive’s employment terminates under the circumstances described below, the provisions of this Section 3 shall apply, instead of the provisions of Section 2.1.

3.2. Termination Without Cause Upon or After a Change in Control. Upon or within the twelve (12) month period following a Change in Control, the Company (by action of the Board) removes Executive at any time without Cause from the position in which Executive is employed hereunder. This provision shall not apply if Executive’s employment is terminated by the Company on account of the Executive’s death or Disability.

3.3. Termination Without Cause Prior to a Change in Control. If (i) within the six (6) month period preceding the consummation of a Change in Control or (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control, the Company (by action of the Board) removes Executive without Cause from the position in which Executive is employed hereunder or the Company takes actions that result in the Executive terminating for Good Reason. If Executive is entitled to benefits described in this Section 3 by reason of subsection (ii) above, Executive shall receive the compensation and benefits described in Section 2.1(c) above after his Date of Termination, in accordance with the provisions of Section 2.1(c), regardless of whether the Change in Control actually occurs, and Executive shall receive any additional compensation and benefits described in Section 3.6 below only if the Change in Control is consummated; provided, that Executive shall only receive the additional compensation and benefits in Section 3.6 to the extent not already provided to

Executive pursuant to Section 2.1(c). For purposes of this Section 3.3, to be eligible to receive amounts described in Section 3.6 below, the Change in Control must be consummated within the twelve (12) month period following Executive’s Date of Termination, except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the Company or the third person, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances. In such a circumstance, the remaining of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event. This provision shall not apply if Executive’s employment is terminated by the Company on account of the Executive’s death or Disability.

3.4. Resignation for Good Reason Upon or After a Change in Control. Upon or within the twelve (12) month period following a Change in Control, Executive may initiate termination of employment by resigning under this Section 3 for Good Reason. Executive shall give the Company not less than thirty (30) days’ prior written notice pursuant to Section 9 of such resignation.

3.5. Resignation During a Window Period. If a Change in Control occurs, Executive may initiate termination of employment by resigning under this Section 3.5 with or without Good Reason during the one (1) month period beginning on the first anniversary of the consummation of the Change in Control (the “Window Period”). Executive shall give the Company written notice pursuant to Section 9 during the Window Period of such resignation, with the Date of Termination to be effective not less than thirty (30) days after the date of such notice.

3.6. Benefits Payable Upon Termination Without Cause, Resignation for Good Reason or Resignation During a Window Period Prior to, Upon or After a Change in Control.

(a) Upon any removal or resignation described in Section 3.2, 3.3, 3.4 or 3.5 above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(b) Notwithstanding the provisions of Section 3.6(a), in the event of a removal or resignation described in Section 3.2, 3.3, 3.4 or 3.5 that occurs upon or after a Change in Control and during the Employment Term, if Executive executes and does not revoke a written Release upon such removal or resignation, Executive shall be entitled to receive the severance benefits described below, in lieu of the payment described in Section 3.6(a). Payment of the lump sum benefits described below (other than as described in subsection (ii) below) shall be made within fifteen (15) days after Executive’s Date of Termination or the end of the revocation period for the Release, if later. All amounts paid to Executive pursuant to this subsection (b) shall be less applicable tax withholding.

(i) Executive shall receive a lump sum cash payment equal to the sum of (x) two (2) times Executive’s Base Salary at the rate in effect immediately before Executive’s termination of employment, and (y) two (2) times Executive’s Incentive Pay.

(ii) For a period of twenty-four (24) months following the Date of Termination, Executive shall continue to receive the medical, prescription drug, dental, disability, and life insurance coverage in effect at the Date of Termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rate as may be charged from time to time for employees of the Company generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing twenty-four (24) month benefit period.

(iii) Executive shall receive as of his Date of Termination a restricted Share award grant equal to the total number of restricted Shares that Executive would have received pursuant to Sections 1.8(b)(i) and (ii) of the Agreement as if he continued in employment for the period between his Date of Termination and the remaining period of the Employment Term. The total number of Shares Executive shall receive shall be equal to the minimum number of restricted Shares described in such Sections for such period. Such Shares shall be fully vested on the date of grant and shall be subject to such other terms and conditions set forth in the Trust’s standard Share award agreement for such awards under the Equity Plan or such other plan. Notwithstanding the foregoing, in the event that the Trust is a privately-held entity as of the date of the Executive’s Date of Termination or if there is a limitation on the Executive’s ability to liquidate the Shares as of the date of the Executive’s Date of Termination (other than a limitation imposed by applicable securities laws), in lieu of the restricted Share award described in this subsection (iii), the Executive may require, in his sole discretion, that the Company pay to Executive a lump sum cash amount equal to the fair market value, determined as the Executive’s Date of Termination, of the Shares that Executive would have otherwise been granted pursuant to this subsection (iii). Such payment shall be made within fifteen (15) days after Executive’s Date of Termination or the end of the revocation period for the Release, if later.

(iv) All outstanding stock options and other equity rights held by Executive as of his Date of Termination that have an exercise period shall remain exercisable until the end of their applicable original term.

(v) Lump sum payment equal to twenty percent (20%) of the Executive’s Base Salary in order to cover the cost of outplacement assistance services for Executive.

(vi) Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3.7. Acceleration of Vesting/Exercisability on a Change in Control. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all outstanding stock options, restricted shares and other equity rights held by Executive as of the Change in Control shall become fully vested and/or exercisable, as applicable, as of the consummation of such Change in Control.

3.8. Increase in Payments Upon a Change in Control.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on Executive’s Date of Termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b) All determinations to be made under this Section 3.8 shall be made by the Company’s independent public accountant immediately prior to the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within twenty (20) days after Executive’s Date of Termination. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within ten (10) days after the Accounting Firm’s determination, the Company shall pay the Gross-Up Payment to Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to contest such claim effectively, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company.

3.9. Definition of a Change in Control. As used herein, a “Change in Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Trust representing more than 50% of the voting power of the then outstanding securities of the Trust; provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the Trust’s initial public offering or the death of a shareholder, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Trust becomes a subsidiary of another real estate investment trust and in which the shareholders of the Trust, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote);

(b) The consummation of (i) a merger or consolidation of the Trust with another real estate investment trust where the shareholders of the Trust, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of trustees of the surviving real estate investment trust, (ii) a sale or other disposition of all or substantially all of the assets of the Trust, or (iii) a liquidation or dissolution of the Trust; or

(c) After the Effective Date of this Agreement, if as part of a single transaction or a series of related transactions that occurs within a six (6) month period, trustees are elected such that a majority of the new members of the Board shall be different than the trustees who were members of the Board immediately prior to the election or nomination.

4. Non-Competition, Confidentiality and Non-Solicitation. Executive hereby acknowledges that, during and solely as a result of his employment by the Company, Executive will receive special training and education with respect to the operation of the Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of Executive’s employment and in consideration of the special and unique opportunities afforded by the Company to Executive as a result of Executive’s employment, Executive hereby agrees to execute and abide by the terms of the Non-Competition, Confidentiality and Non-Solicitation Agreement attached as Exhibit B. Executive agrees and acknowledges that his employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in the foregoing Agreements.

5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 or 3 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

6. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

7. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

8. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Dallas, Texas in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Executive’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

[Capital Lodging Operating Partnership, L.P.

2927 Maple Avenue, Suite 503

Dallas, Texas 75201]

If to the Trust, to:

[Capital Lodging

2927 Maple Avenue, Suite 503

Dallas, Texas 75201]

With a required copy to:

Morgan, Lewis & Bockius, LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: James W. McKenzie, Jr., Esquire

If to Executive, to:

John D. Bailey

____________________

____________________

____________________

or to such other names or addresses as the Company, Trust or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors,

administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company and Trust shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company or Trust, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company and Trust would be required to perform if no such succession had taken place.

11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

14. Miscellaneous. All Section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

16. Prior Agreements. This Agreement supersedes and replaces any and all prior employment agreements, offer letters and/or understandings, whether oral or written, between the Company, the Trust and Executive with respect to Executive’s employment with the Company and the Trust and any and all other items that are covered within the scope of this Agreement. Any such prior employment agreements, offer letters and/or understandings, whether oral or written, shall be null, void and without effect as of the Effective Date.

17. Indemnification.

(a) The Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive, including the cost of legal counsel selected and retained by Executive, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, trustee, or employee of the Company or the Trust.

(b) Executive shall be covered during the entire term of this Agreement and thereafter by officer and trustee liability insurance in amounts and on terms similar to that afforded to other executives and/or trustees of the Company, the Trust or its affiliates, which such insurance shall be paid by the Company or Trust.

18. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Texas without giving effect to any conflict of laws provisions.

19. Law/Accounting Changes. If after the Effective Date, a change in the law or accounting rules results in a materially adverse affect on Executive’s rights and benefits under this Agreement, the compensation committee of the Board shall review this Agreement in light of such changes in the law or accounting rules to determine whether the Company and Executive should negotiate a new employment agreement or amend this Agreement to take into account any such changes in the law or accounting rules. Executive may also request that the compensation committee of the Board review this Agreement in light of any such changes in the law or accounting rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.

By:	Capital Lodging General Partner, LLC Its general partner

By:
Name:
Title:

JOHN D. BAILEY

GUARANTEE:

For good and valuable consideration, including the Executive’s agreement to serve as the Chief Financial Officer of Capital Lodging and as an employee of Operating Partnership, L.P., the obligations of Capital Lodging Operating Partnership, L.P. under this Employment Agreement, dated                          , 2004, with John D. Bailey shall be, jointly and severally, guaranteed by Capital Lodging General Partner, LLC and Capital Lodging.

CAPITAL LODGING GENERAL PARTNER, LLC

By:
Name:
Title:

Dated: , 2004

CAPITAL LODGING

By:
Name:
Title:

Dated: , 2004

Exhibit A

Separation of Employment Agreement and General Release

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of                     ,     , by and between Capital Lodging Operating Partnership, L.P. (the “Company”) and                      (“Executive”).

WHEREAS, Executive formerly was employed by the Company as                      pursuant to the terms of the Employment Agreement, dated                          , 200  , (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective                          ,          (“Date of Resignation”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) Executive, for and in consideration of the commitments of the Company as set forth in paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with the Company or Capital Lodging, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, [State Fair Employment Practice Law], and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 10 below, Executive represents and affirms that (i) [other than _______,] he has not filed or caused to be filed on his behalf any claim for relief against the Company or any Releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on his behalf; and (ii) [other than _______,] he has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) he will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

2. In consideration of the Company’s agreements as set forth in paragraph 5 herein, Executive agrees to be bound by the terms of the Company’s Non-Competition, Confidentiality and Non-Solicitation Agreement executed by the Executive on                          ,         .

3. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company and Capital Lodging, that he shall not seek employment with the Company, Capital Lodging or any affiliated entity at any time in the future, and that the Company and Capital Lodging have no obligation to employ him in the future.

4. To the extent permissible under controlling law, Executive further agrees that he will not disparage or subvert the Company or Capital Lodging, or make any statement reflecting negatively on the Company, Capital Lodging, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or Capital Lodging, Executive’s employment and the termination of his employment, irrespective of the truthfulness or falsity of such statement.

5. In consideration for Executive’s agreement as set forth herein, the Company agrees:

[Note: Severance Benefits provided under Employment Agreement would be inserted in this paragraph 5.]

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for his acceptance and execution of, and in reliance upon his representations in, this Agreement. Executive acknowledges that if he had not executed this Agreement containing a release of all claims against the Company and Capital Lodging, he would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7. Executive acknowledges and agrees that the Company and Capital Lodging previously have satisfied any and all obligations owed to him under any employment agreement or offer letter he has with the Company and Capital Lodging and, further, that this Agreement supersedes any employment agreement or offer letter he has with the Company and Capital Lodging, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of his employment agreement or offer letter with the Company or Capital Lodging, or the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall supercede, reduce or minimize the Company’s indemnity and insurance coverage obligations to Executive pursuant to Section 17 of the Employment Agreement and the Executive shall continue to be able to seek indemnity against the Company for any claims covered by Section 17 of the Employment Agreement after his termination of employment.

8. To the extent permissible under controlling law, Executive agrees not to disclose the terms of this Agreement to anyone, except his spouse, attorney and, as necessary, tax/financial advisor or as required for him to make a credit disclosure. Likewise, the Company and Capital Lodging agree that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. Executive represents that he does not presently have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s [designated legal, compliance or human resources officer]; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the

Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12. Executive agrees and recognizes that should he breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Texas.

15. Executive certifies and acknowledges as follows:

(a) That he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company, Capital Lodging and each and everyone of their affiliated entities from any legal action arising out of his employment relationship with the Company and Capital Lodging and the termination of that employment relationship;

(b) That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That he does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided him with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to him or her; and

(f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Confidential Separation Agreement and General Release this      day of                     ,     .

Witness:
[Executive]

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.		Witness:

By:	Capital Lodging General Partner, LLC Its general partner

By:
Name:
Title:

Exhibit B

Non-Competition, Confidentiality and Non-Solicitation Agreement

In consideration of my new employment by Capital Lodging Operating Partnership, L.P., Capital Lodging, its subsidiaries and any successors or assigns (collectively, the “Company”), and intending to be legally bound, I agree as follows:

1. Confidentiality. I agree that my services to the Company are of a special, unique and extraordinary character, and that my position places me in a position of confidence and trust with the Company’s customers and employees. I also recognize that my position with the Company will give me substantial access to Confidential Information (as that term is defined below), the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. I recognize, therefore, that it is in the Company’s legitimate business interest to restrict my use of Confidential Information for any purposes other than the discharge of my employment duties at the Company, and to limit any potential appropriation of Confidential Information by me for the benefit of the Company’s competitors and to the detriment of the Company. Accordingly, I agree as follows:

(a) During and after my employment by the Company, I will not disclose to any other person or company, nor use for my own personal benefit, except as may be necessary in the performance of my duties as an employee of the Company, any Confidential Information disclosed to me or of which I become aware by reason of my employment or association with the Company.

(b) The term “Confidential Information” means any and all data and information relating to the business of the Company (whether or not it constitutes a trade secret), which is or has been disclosed to me or of which I became aware as a consequence of my employment or relationship with the Company, and which has value to the Company and is not generally known by its competitors, including but not limited to information relating to experimental and research work of the Company, the Company’s methods, processes, tools, machinery, formulas, drawings or appliances, and the financial or business affairs of the Company relating to services, customers, customer lists, employees or employees’ compensation, projections, plans, development, accounting and marketing studies or analyses. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by the Company (except where such public disclosure has been made by me or some other person without authorization), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful and legitimate means.

(c) I agree that upon the termination of my employment with the Company, I will not take with me or retain without written authorization any documents, files or other property of the Company, and I will return promptly to the Company any such documents, files or property in my possession or custody. In connection with this Agreement, I recognize that all documents, files and property which I have received and will receive from the Company, including but not limited to customer lists, handbooks, memoranda, policy manuals, product specifications, and other materials (with the exception of documents relating to benefits to which

I might be entitled following the termination of my employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that I have no claim or right to the continued use, possession or custody of such documents, files or property following the termination of my employment with the Company.

2. Non-Competition.

(a) During my employment by the Company and (i) if my employment is terminated by the Company for Cause (as defined in my employment agreement, dated                          , 2004, (the “Employment Agreement”)) or if I voluntarily terminate without Good Reason (as defined in my Employment Agreement), for the period of one (1) year thereafter, or (ii) if my employment is terminated by the Company without Cause or if I terminate for Good Reason, for the period of six (6) months thereafter, I will not, except with the prior written consent of the Board of Trustees of Capital Lodging (the “Board”), directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit my name to be used in connection with, any real estate investment trust, business or enterprise which is engaged in the primary business of the ownership and/or management of hotels, within the Company’s “Service Area,” as defined below. For the purposes of this Section, “Service Area” shall mean the United States of America. I acknowledge that the Service Area is the area in which the Company presently does business.

(b) The foregoing restrictions shall not be construed to prohibit my ownership of less than five percent of any class of securities of any real estate investment trust, corporation or other entity which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither I nor any group of persons including me in any way, either directly or indirectly, manages or exercises control of any such real estate investment trust, corporation or other related entity, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising my rights as a shareholder, or seeks to do any of the foregoing.

3. Non-Solicitation.

(a) I covenant and agree that during my employment by the Company and for the period of one (1) year thereafter, I will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company’s principal customers, or (ii) encourage any principal customer to reduce its patronage of the Company.

(b) I further covenant and agree that during my employment by the Company and for the period of one (1) year thereafter, I will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time during the term of my employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant shall not apply to any person whose employment by the Company has terminated.

4. General Provisions.

(a) I acknowledge and agree that the type and periods of restrictions imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company, rather than to prevent me from earning a livelihood. I recognize that the Company competes throughout the United States, and that my access to Confidential Information makes it necessary for the Company to restrict my post-employment activities in any market in which the Company competes, and in which my access to Confidential Information and other proprietary information could be used to the detriment of the Company. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, I agree that such a restriction or restrictions should be modified and narrowed, either by a court or by the Company, so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b) I acknowledge and agree that if I should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, and that damages arising out of such a breach may be difficult to ascertain. I therefore agree that, in addition to all other remedies provided at law or at equity, the Company may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent a breach by me of any covenant contained in this Agreement. I agree further that if it is determined by a court that I have breached the terms of this Agreement, the Company shall be entitled to recover from me all costs and attorneys’ fees incurred as a result of its attempts to redress such a breach or to enforce its rights and protect its legitimate interests.

(c) This Agreement shall be deemed to made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Texas.

(d) I agree that if the Company fails to take action to remedy any breach by me of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of any subsequent breach by me of the same or any other provision, agreement or covenant.

(e) I agree that each covenant, paragraph and division of this Agreement is intended to be severable and distinct, and that if any paragraph, subparagraph, provision or term of this Agreement is deemed to be unlawful or unenforceable, such a determination will not impair the legitimacy or enforceability of any other aspect of the Agreement.

(f) I hereby state that I have read this Agreement in its entirety, that I have been given an opportunity to consider the Agreement and discuss it with the attorney of my choice, and that I enter into this Agreement voluntarily and intending to be legally bound.

(g) I agree that the Company may assign this Agreement to any of its successors by merger or otherwise, and that this Agreement shall inure to the benefit of any such successor.

Witness	John D. Bailey

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.
Witness
	By:	Capital Lodging General Partner, LLC Its general partner

By:
Name:
Title:

B-4